Exhibit 10.1
Amendment No. 2
to Employment Agreement
     This Amendment No. 2 to Employment Agreement (“Amendment No. 2”) is entered into as of December 21, 2007, and to be effective the date hereof, by and between AMERICAN HOMEPATIENT, INC. and JOSEPH F. FURLONG III (“Executive”).
     WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer pursuant to the terms of his Employment Agreement dated as of December 1, 2000, as amended by Amendment No. 1 to Employment Agreement (collectively, the “Employment Agreement”); and
     WHEREAS, on April 10, 2007, the Company experienced a “Change in Control” as such phrase is defined in the Employment Agreement as a result of the acquisition of more than 35% of the Company’s outstanding voting securities by Highland Capital Management, L.P. and its affiliates;
     WHEREAS, as a result of the Change in Control, Executive became entitled to certain rights if his employment is terminated, by either the Company or Executive, within twelve months of the Change in Control;
     WHEREAS, in order to induce the Executive to not terminate and to continue his employment with the Company, the Executive and the Company desire to amend certain terms of the Employment Agreement effective as of the date hereof;
     In consideration of the mutual covenants contained in this Amendment No. 2, the parties hereto agree as follows:
     1. Section VIII.A. is hereby amended by the addition of the following at the end thereof:
“Notwithstanding anything to the contrary in this Section VIII.A, the Options shall be deemed vested and exercisable as of January 2, 2008 in the same manner and pursuant to the same terms as would be applicable under this Section VIII.A if the Executive’s employment had terminated Without Cause or as a result of a Constructive Discharge as of such date.
     2. Section XI.A. is hereby amended by the addition of the following paragraph at the end thereof:
“If Executive is employed by the Company on January 2, 2008, then notwithstanding anything to the contrary in this Section XI.A:
     (i) The Company shall pay $3,300,000 to the Executive in cash or immediately available funds on January 2, 2008.

(ii) The Company shall maintain in the Joseph F. Furlong, III Irrevocable Trust an amount equal to $1,471,939 in order to provide for the Company’s obligations under Section XI.C until the time for assessment of the excise tax under Code §4999 against Executive for payments made under this Section XI.A has been barred by the applicable statute of limitations.
(iii) If Executive’s employment with the Company is terminated for any reason by either Executive or the Company after January 2, 2008, the benefits and perquisites described in this Agreement as in effect on January 2, 2008 (other than travel and accommodation expenses and access to office support), including without limitation, health insurance and life insurance, shall be continued until January 1, 2011; provided, however, that the obligation to pay health insurance premiums shall terminate upon Executive obtaining other employment to the extent such insurance is provided by Executive’s new employer.
(iv) If Executive’s employment with the Company is terminated for any reason by either Executive or the Company after January 2, 2008, Executive shall have continued access to existing office space and administrative support in San Francisco for six months following termination.
(v) Upon the termination of Executive’s employment for any reason by either Executive or the Company, the Company shall pay an amount equal to the Company matching payments for corporate retirement plans made with respect to Executive on or before January 2, 2008 that are unvested at the time of Executive’s termination.
(vi) Upon the termination of Executive’s employment for any reason by either Executive or the Company, the Executive may require the Company to repurchase all or a portion of his Options granted prior to January 2, 2008 with an aggregate difference between the fair market value of one share of the Company’s common stock on the date of termination and the per share exercise price set forth in the Options being redeemed up to a maximum repurchase obligation of $1,396,660 and, effective January 2, 2008, the provisions of Section VIII.E are hereby deleted and shall not apply. This right may be exercised for ninety (90) days after the Executive’s termination. Further, in addition to the amount required to be maintained under Section

XI.A(ii), the Company shall maintain in the Joseph F. Furlong, III Irrevocable Trust an amount equal to $1,396,660 in order to provide for the Company’s obligations under this Section XI.A(vi) until the earlier of (i) the date on which all of the Options which the Company may be required to purchase under this Section XI.A(vi) have expired or (ii) the lapse of Executive’s right to require the Company to purchase his Options under this Section XI.A(vi).
(vii) The payments and benefits provided in this paragraph shall be in lieu of any amounts that Executive would otherwise be entitled to receive under this Agreement as a result of the termination of his employment with the Company for any reason by either Executive or the Company (other than earned but unpaid Base Salary and Bonus, which will be paid in a lump sum at the time of the termination of the Executive’s employment with the Company).
The intent of this paragraph is, to the extent the payment made under this Section XI.A is treated as a form of nonqualified deferred compensation that is subject to the provisions of Section 409A of the Internal Revenue Code, to have this agreement to make such payment on January 2, 2008 treated as an election as to time and manner of payment consistent with the transitional relief contained in IRS Notice 2006-79.”
     3. In all other respects, the Employment Agreement remains in full force and effect without change.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AMERICAN HOMEPATIENT, INC.
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Chief Financial Officer

By:	/s/ Henry J. Blackstock
	Name:	Henry J. Blackstock
	Title:	Chairman of the Compensation Committee

/s/ Joseph F. Furlong, III
Joseph F. Furlong, III

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